As filed with the Securities and Exchange Commission on September 9, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Kamada Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2 Holzman Street
Science Park, P.O. Box 4081
Rehovot 7670402

Israel

+972 8 9406472

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Kamada Inc.
221 River St
Hoboken, NJ 07030
+1-833-779-2614

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Jaclyn Liu, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 (415) 268-7000	Sharon Rosen FISCHER (FBC & Co.) 146 Menachem Begin Street Tel Aviv 6492103, Israel +972 3 6944111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

☐ Emerging growth company.

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 9, 2026

Prospectus

$50,000,000

of Ordinary Shares Offered by the Company

We may offer, issue and sell from time to time in one or more offerings up to a total amount of $50,000,000 in the aggregate, of our ordinary shares. Each time we sell ordinary shares pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with each offering. Any prospectus supplement and related free writing prospectuses may also add, update or change information contained in the prospectus. You should read this prospectus, any applicable prospectus supplement and related free writing prospectuses, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in our ordinary shares.

Our ordinary shares are traded on the Nasdaq Global Select Market and the Tel Aviv Stock Exchange under the symbol “KMDA.” The last reported sale price of our ordinary shares on the Nasdaq Global Select Market on September 4, 2026 was $8.54 per share, and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange on September 7, 2026 was NIS 24.91, or $8.27, per share (based on the exchange rate reported by the Bank of Israel as of that date, which was NIS 3.012 = $1.00).

Investing in our ordinary shares involves a high degree of risk. Risks associated with an investment in our ordinary shares will be described in any applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 5 of this prospectus.

The ordinary shares may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, or through a combination of such methods, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of our ordinary shares with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of our ordinary shares and the net proceeds that we expect to receive from such sale, will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on completeness or the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           .

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time up to an aggregate of $50,000,000 of our ordinary shares in one or more offerings. We sometimes refer to our ordinary shares as the “securities” throughout this prospectus.

Each time we sell ordinary shares, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of such offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with such offering. The prospectus supplement and any related free writing prospectuses may also add, update or change information contained in this prospectus. You should read carefully both this prospectus, the applicable prospectus supplement and any related free writing prospectus together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before buying the ordinary shares being offered. These documents contain important information you should consider before making your investment decision.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us or our ordinary shares, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement and related free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement or related free writing prospectuses is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. The name and mark, Kamada, and other trademarks, trade names and service marks of Kamada appearing in this prospectus are our property or, as applicable, licensed to us. We have several other trademarks and service marks. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the “®” or “™” trademark designations. All rights to such trademarks are nevertheless reserved, and other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, “U.S. dollars,” “$” or “dollars” are to United States dollars, and the terms “we,” “us,” “our company,” “our,” and “Kamada” refer to Kamada Ltd., along with its consolidated subsidiaries. References to our “ordinary shares” or “shares” refer to our ordinary shares, par value NIS 1.0 per share.

Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.19 to US$1.00, the exchange rate reported by the Bank of Israel on December 31, 2025.

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PROSPECTUS SUMMARY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are a global biopharmaceutical company with a portfolio of marketed products indicated for rare and serious conditions and a leader in the specialty plasma-derived therapies field. Our strategy is focused on driving profitable growth through four primary growth pillars:

First, organic growth of our commercial portfolio, including continued investment in the commercialization and life cycle management of our Proprietary Products. Our Proprietary Products consist of six U.S. Food and Drug Administration (“FDA”)-approved specialty plasma-derived products: KEDRAB®, GLASSIA®, CYTOGAM®, WINRHO SDF®, VARIZIG® and HEPAGAM B®, as well as KAMRAB®, and two types of equine-based anti-snake venom (“ASV”) products.

Second, distribution of third-party pharmaceutical products in Israel through in-licensing partnerships, including the launch of several biosimilar products in Israel, as well as expansion of such distribution activities to the Middle East and North Africa (“MENA”) region.

Third, we are ramping up our plasma collection operations to support revenue growth through the sale of normal source plasma (“NSP”) to other plasma-derived manufacturers and to support our increasing demand for hyper-immune specialty plasma. We currently own three FDA-approved operating plasma collection centers in the United States, in Beaumont, Houston, and San Antonio, Texas. We recently entered into a three-year sales agreement with an aggregate value of approximately $50 million to supply NSP to a leading biopharmaceutical company specializing in plasma-derived therapies. We expect to record initial commercial sales under this agreement in the fourth quarter of 2026.

Fourth, we aim to secure new merger and acquisition (“M&A”), business development, in-licensing and/or collaboration opportunities. These transactions aim to leverage our financial strength, enhance our marketed products portfolio, and generate synergies with our existing commercial operations in order to drive long-term profitable growth. We are specifically targeting the acquisition or in-licensing of commercial products. These products may be plasma-derived, enabling us to utilize manufacturing synergies, or non-plasma-derived, leveraging our commercial, marketing, and distribution capabilities to diversify our offerings and address a broader range of specialty, rare, and serious conditions. We may also explore manufacturing services agreements to manufacture plasma-derived products for third parties, which can provide additional revenue streams and further leverage our expertise in plasma-derived biopharmaceuticals.

Our commercial activities operate in two segments: the Proprietary Products segment, which encompasses our portfolio of specialty plasma therapies and NSP, and the Distribution segment, which encompasses the commercialization of in-licensed third-party biopharmaceutical products.

The Proprietary Products segment includes our specialty plasma therapies product portfolio, which is comprised of six FDA-approved plasma-derived biopharmaceutical products: KEDRAB, GLASSIA, CYTOGAM, WINRHO SDF, VARIZIG and HEPAGAM B, as well as KAMRAB and two types of equine-based ASV products. We distribute these products directly and through strategic partners or third-party distributors in over 30 countries. We manufacture our Proprietary Products at our cGMP production facility in Beit Kama, Israel, which is registered with the FDA, using our proprietary platform technology and know-how for the extraction and purification of proteins and immunoglobulins (“IgGs”) from human plasma, as well as at third party contract manufacturing facilities. In addition, our Proprietary Products segment includes our plasma collection operations, where we collect Anti-Rabies and Anti-D hyper-immune plasma for the manufacture of some of our Proprietary Products (WINRHO SDF, KAMRAB and KEDRAB) as well as NSP for sale to third parties.

Our Proprietary Products segment sales totaled $156.2 million, $141.4 million and $115.5 million for the years ended December 31, 2025, 2024, and 2023, respectively. Most revenues from the Proprietary Products segment are generated from sales in the United States (55%, 71% and 64% for the years ended December 31, 2025, 2024 and 2023, respectively). For more information regarding the geographical sales breakdown see “Item 5. Operating and Financial Review and Prospects” of our most recent Annual Report on Form 20-F. For information regarding our sales for the six-month period ended June 30, 2026, see our Report on Form 6-K furnished to the SEC on August 12, 2026.

We expect that KEDRAB, GLASSIA and CYTOGAM, which combined accounted for approximately 50% of our revenues and approximately 70% of our gross profitability in the year ended December 31, 2025, will continue to be our leading products in our existing Proprietary Products portfolio for the foreseeable future.

Our revenues from sales of KEDRAB to Kedrion during 2025 totaled $53.6 million, compared to $50.0 million and $32.8 million during 2024 and 2023, respectively. The increase in 2025 sales compared to 2024 is related to increased demand for KEDRAB in the U.S. market, as well as Kedrion’s inventory management and timing of product supply, while the increase between 2024 and 2023 reflects increased demand for KEDRAB in the U.S. market, as well as improved financial terms under the fifth amendment to the supply and distribution agreement entered into in January 2025. KEDRAB’s in-market sales in the United States grew by approximately 14% between 2024 and 2025.

Our total revenues from the sales of KAMRAB (our Human Rabies Immune Globulin product, sold outside the U.S. market) during 2025 totaled $17.2 million, compared to $11.7 million and $12.5 million during 2024 and 2023, respectively. The increase in 2025 sales is associated with increased demand for the product in the various markets in which it is being distributed, as well as continued increase in average sale price in these markets.

During 2025, total revenues derived from GLASSIA sales outside the U.S. and Canadian markets, mainly Argentina, Russia, Israel and Switzerland (in some of these markets under a different brand name), increased to $19.4 million, compared to $15.2 million and $7.4 million during 2024 and 2023, respectively. The increase in GLASSIA revenue in these other markets in 2025, compared to 2024 and 2023, is mainly attributable to newly diagnosed Alpha-1 Antitrypsin Deficiency patients receiving GLASSIA treatment. During 2025, our revenues included approximately $1.2 million in income on account of an achieved sales milestone pursuant to our distribution agreement with our distributor in Russia.

In 2025, we recognized $15.8 million in sales-based royalty income from GLASSIA sales in the United States and Canada by Takeda, compared to $16.9 million and $16.1 million in 2024 and 2023, respectively. While, based on information provided by Takeda, sales of GLASSIA in these markets increased between 2024 and 2025, our royalty income decreased during 2025 due to the reduction in the royalty rate from 12% to 6% of net consolidated sales (in both territories), commencing in August 2025. Based on current GLASSIA sales by Takeda, projected future growth, and the new royalty rate, we expect annual royalties on sales of GLASSIA by Takeda during 2026 to be approximately $10 million and in the range of $10 million to $20 million per year for 2027 to 2040. Pursuant to our licensing agreement with Takeda, we are entitled to a guaranteed minimum of $5 million in annual royalty income through 2040.

Total revenues from sales of CYTOGAM for the years ended December 31, 2025, 2024 and 2023, were $17.1 million, $22.5 million and $17.2 million, respectively. We believe that the decline in CYTOGAM sales in 2025 compared to 2024 was primarily due to increased usage of antivirals such as letermovir and maribavir resulting from improvements in their market access coverage. CYTOGAM and antivirals are used to prevent cytomegalovirus (“CMV”) infection, a common post-transplant infectious complication that remains a significant medical need, despite recent advances in antiviral drug therapies.

Our promotional efforts for CYTOGAM are focused on enhancing awareness among the medical community of the benefits of using CYTOGAM in conjunction with the antivirals due to the complementary mechanisms of action of both treatments, as well as identifying specific solid organ transplant patient profiles that are at higher risk for CMV post-transplant and may benefit from additional CMV protection with CYTOGAM.

We believe that our current promotional activities, supported by new clinical data, are expected to lead to increased demand for the product in the coming years. In 2025, we launched a post-marketing research program in collaboration with leading key opinion leaders (“KOLs”), aimed at generating key data in support of the benefits of CYTOGAM. We believe that the program, which is directed at advancing CMV disease management through novel strategies focused on late-onset CMV prevention and mitigation of active CMV disease, exploring alternative dosing strategies, and investigating potential new applications of CYTOGAM, will provide updated clinical data that would support increasing physicians’ awareness of the product’s unique properties. During July 2026 we announced that results of an Investigator-Initiated Study were presented at the 2026 International Society for Heart and Lung Transplantation (“ISHLT”). Findings from analyses of CMV high-risk lung transplant recipients suggested that CYTOGAM use is associated with improved clinical outcomes, supporting increased CYTOGAM utilization.

As part of this ongoing research program, in November 2025 we initiated a post-marketing clinical trial of CYTOGAM to prevent late CMV infection titled “Strategic Help with Immunoglobulin to Enhance protection Against Late Disease (CMV),” or “SHIELD”. The SHIELD study is a prospective, randomized, controlled multicenter investigator-initiated study in CMV high-risk kidney transplant recipients, conducted together with leading experts and KOLs in CMV and organ transplantation: Camille Kotton, M.D., Infectious Disease Specialist and Clinical Director, Transplant and Immunocompromised Host Infectious Diseases at Massachusetts General Hospital, and David Wojciechowski, D.O., Medical Director of the Kidney Transplantation Program at the University of Texas Southwestern Medical Center. Both investigators are recognized experts in transplant-related infections. The SHIELD study is investigating the benefits of CYTOGAM administered at the conclusion of antiviral prophylaxis to reduce the risk of clinically significant late CMV in kidney transplant recipients who are CMV seronegative and have a CMV seropositive donor. These patients are at the highest risk of developing late-onset CMV infection, which is associated with worse transplant recipient health and outcomes.

Total revenues from WINRHO SDF, VARIZIG and HEPAGAM B for the years ended December 31, 2025, 2024 and 2023, were $31.4 million, $22.3 million and $26.7 million, respectively. The increase in sales between 2025 and 2024 is associated with increased sales of all three products which was achieved through multiple actions, including increased awareness of the benefits of VARIZIG and HEPAGAM B in the U.S. market and the securing of supply tenders for WINRHO SDF in the MENA region and VARIZIG in Latin America.

Our total revenues from the sales of our other Proprietary Products, including KAMRHO (D) IM (for prophylaxis of hemolytic disease of newborns), ASVs sold to the Israeli Ministry of Health (“IMOH”), as well as collected plasma, were $1.7 million in 2025, compared to $2.8 million and $2.8 million during 2024 and 2023, respectively.

Over the past several years, we have invested in the expansion of our plasma collection capabilities and believe these efforts will better support our hyper-immune plasma needs, potentially lower our raw material costs, and generate additional revenue through sales of collected NSP to third parties. We currently own three FDA-approved operating plasma collection centers in the United States, in Beaumont, Houston, and San Antonio, Texas. We recently entered into a three-year sales agreement with an aggregate value of approximately $50 million to supply NSP to a leading biopharmaceutical company specializing in plasma-derived therapies. We expect to record initial commercial sales under this agreement in the fourth quarter of 2026. Our plasma collection center in Beaumont, Texas, specializes in the collection of hyper-immune plasma for the manufacture of WINRHO SDF, KEDRAB and KAMRAB.

In the Distribution segment, we leverage our expertise and presence in the Israeli biopharmaceutical and healthcare market to distribute in Israel more than 25 pharmaceutical products that we have exclusively licensed from international manufacturers. Sales generated by our Distribution segment during 2025 totaled $24.3 million, as compared to $19.5 million and $27.1 million during 2024 and 2023, respectively. The increase in revenues during 2025 compared to the prior year is primarily the result of the launch of two biosimilar products as well as increased demand for certain other products in our portfolio.

As part of our Distribution segment, we have licensed a portfolio of biosimilar products from multiple international companies for distribution in Israel. Through the end of 2025, we launched two products from this portfolio in Israel and generated $2.4 million in sales during 2025 associated with the sales of these products. Two additional biosimilar products are expected to be launched during the third quarter of 2026, and the remaining biosimilar products are expected to be launched in Israel over the coming years, at a rate of approximately 1-3 products per year, subject to the European Medicines Agency (“EMA”) and subsequently the IMOH approvals, while continuing to explore opportunities to in-license additional biosimilar products and expand the portfolio. We believe that sales generated by the launch of biosimilar products will serve as a major growth and profitability catalyst for our Distribution segment. We estimate that revenues from the sales of our existing biosimilar products portfolio in Israel will increase to between approximately $15 million and $20 million within the next four to five years and will continue to grow thereafter, subject to the continued launch of the entire portfolio as scheduled.

We are currently expanding the distribution of our in-licensed products into the MENA region by engaging third-party pharmaceutical companies to register and distribute these products in the region.

Corporate Information

The address of our principal executive office is 2 Holzman St., Science Park, P.O. Box 4081, Rehovot 7670402, Israel, and our telephone number is +972 8 9406472. Our website address is https://www.kamada.com/. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus or any accompanying prospectus supplement and is not incorporated by reference herein or therein.

Implications of Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

●	the requirement to comply with Regulation FD, which restricts the selective disclosure of material information; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

In addition, as long as we qualify as a foreign private issuer under the Exchange Act, our 10% beneficial owners will be exempt from the reporting requirements of Section 16(a) of the Exchange Act, and our officers, directors and 10% beneficial owners will be exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

In this prospectus and in the documents incorporated by reference in this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being a foreign private issuer. Accordingly, the information contained in this prospectus and in the documents incorporated by reference in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under “Item 3. Key Information – D. Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provision of the United States Private Securities Litigation Reform Act of 1995 and releases issued by the SEC and within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual future results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include all statements that are not historical facts and can be identified by words such as, but without limitation, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “likely,” “may,” “will,” “would,” or “could,” or other words, expressions or phrases of similar substance or the negative thereof. We have based these forward-looking statements largely on our management’s current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. You should not rely upon forward-looking statements as predictors of future events. The occurrence of the events described, and the achievement of the expected results, depend on many events and factors, some or all of which may not be predictable or within our control. Actual results may differ materially from expected results. See the sections “Risk Factors” in the applicable prospectus supplement and “Item 3. Key Information – D. Risk Factors” in our most recent Annual Report on Form 20-F for a more complete discussion of these risks, assumptions and uncertainties and for other risks, assumptions and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All of the forward-looking statements we have included in this prospectus and the documents incorporated in it by reference are based on information available to us on the date of this prospectus. We undertake no obligation, and specifically decline any obligation, to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated in it by reference might not occur.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

CAPITALIZATION AND INDEBTEDNESS

Information about our capitalization and indebtedness will be included in future prospectus supplements (as applicable).

DESCRIPTION OF OUR ORDINARY SHARES

The following description of our share capital and provisions of our memorandum of association and amended articles of association are summaries and are qualified in their entirety by reference to the full text of the memorandum of association and amended articles of association, filed as Exhibit 1.2 and Exhibit 1.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, respectively.

Establishment and Purposes of the Company

We were incorporated under the laws of the State of Israel on December 13, 1990 under the name Kamada Ltd. We are registered with the Israeli Registrar of Companies in Jerusalem. Our registration number is 51-152460-5. Our purpose as set forth in our amended articles of association is to engage in any lawful business.

The rights and responsibilities of holders of our ordinary shares are governed by our amended articles of association, as may be amended and restated from time to time, and the Israeli Companies Law, 5759-1999 (the “Companies Law”).

Ordinary Shares

Our authorized and registered share capital is NIS 70,000,000, divided into 70,000,000 ordinary shares, nominal (par) value NIS 1.00 each.

As of September 8, 2026, 57,710,305 ordinary shares were issued and outstanding.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable and have equal rights. Our ordinary shares are not redeemable and do not have any preemptive rights. Pursuant to the Israeli Securities Law, 5728-1968 (“Israeli Securities Law”), a company whose shares are traded on the Tel Aviv Stock Exchange (the “TASE”) may not have more than one class of shares except for preferred shares (which may have a dividend preference but may not have any voting rights), all outstanding shares must be validly issued and fully paid and must be registered for trading on the TASE. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for anti-terror legislation and legislation prohibiting citizens of countries that are, or have been, in a state of war with Israel from being recognized as owners of ordinary shares.

Voting Rights

Holders of our ordinary shares have one vote per ordinary share on all matters submitted to a vote of shareholders at a shareholders’ meeting. Shareholders may vote at shareholder meetings either in person, by proxy or, with respect to certain resolutions, by a voting instrument.

Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association, directors (other than external directors, if any) are elected by the holders of a simple majority of our ordinary shares at a general shareholder meeting (excluding abstentions). As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting and voting thereon (excluding abstentions) have the power to elect any or all of our directors whose positions are being filled at that meeting (subject to the special approval requirements under the Companies Law for the election of external directors, if any). Directors (other than external directors) serve until the annual meeting of shareholders following the shareholder meeting at which they were elected (or until such director ceases to serve in such capacity, if earlier). In addition, under our articles of association, vacancies on our board of directors (other than external director vacancies), including vacancies resulting from there being fewer than the maximum number of directors permitted by our articles of association, may be filled by a vote of a simple majority of the directors then in office, and such appointment shall be valid until the next annual general meeting (or until such director ceases to serve in such capacity, if earlier).

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings and may fix the record date for eligibility and the time for payment, subject to the Companies Law. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval for a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, unless otherwise approved by a court, we may declare and pay dividends or make other “distributions,” including share repurchases, only out of the greater of our retained earnings or out of our earnings generated over the two years preceding the distribution according to the then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not already reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution (referred to as the “profit test”). If we do not meet the profit test, court approval is required to distribute a dividend. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court, determines that there is no reasonable concern that the payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due (referred to as the “solvency test”).

Pursuant to regulations promulgated under the Companies Law, in the case of Israeli companies dual listed on the TASE and certain non-Israeli exchanges, including the Nasdaq, or which have offered their shares to the public solely outside of Israel or are listed solely on a non-Israeli exchange, the board of directors may resolve to make a distribution by way of a share repurchase program if it does not meet the profit test without seeking the approval of the court, subject to the following: (i) the company meets the solvency test; and (ii) the company provided a notice to certain creditors regarding its intention to make a distribution by way of a share repurchase program without meeting the profit test and no such creditor submits an objection within 30 days of the notice (otherwise, court approval would be required for such distribution in accordance with the requirements of the Companies Law).

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets legally available for distribution will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under the Companies Law, we are required to convene an annual general meeting of our shareholders at least once every calendar year and within a period of not more than 15 months following the preceding annual general meeting. In addition, the Companies Law provides that our board of directors may convene a special general meeting of our shareholders whenever it sees fit and is required to do so upon the written request of (i) two directors or one quarter of the serving members of our board of directors, or (ii) one or more holders of 5% or more of our outstanding share capital and 1% of our voting power, or the holder or holders of 5% or more of our voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which in the case of an Israeli company whose shares are dual listed on the TASE and on certain exchanges outside of Israel, such as the Nasdaq, may be between four and 60 days prior to the date of the meeting. The Companies Law requires that resolutions regarding the following matters (among others) be approved by our shareholders at a general meeting: amendments to our articles of association; appointment, terms of service and termination of service of our auditors; election of external directors; approval of certain related party transactions; increases or reductions of our authorized share capital; mergers; dissolution of the company by a court, voluntary dissolution or voluntary dissolution in an expedited procedure, and the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is essential for our proper management.

The chairman of our board of directors presides over our general meetings. However, if at any general meeting the chairman is not present within 15 minutes after the appointed time or is unwilling to act as chairman of such meeting, then any of the following may preside as chairman of the general meeting (and in the following order): Director, Chief Executive Officer, Chief Financial Officer, Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling to act as chairman of the general meeting, the shareholders present (in person or by proxy) shall choose a shareholder or its proxy present at the meeting to be chairman of the general meeting.

Israeli law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes, among other things, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, an approval of a merger or the approval of the compensation policy, notice must be provided at least 35 days prior to the meeting.

Quorum

Pursuant to our articles of association, the quorum required for a meeting of our shareholders is the presence of two or more shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of our voting power. A meeting adjourned for lack of a quorum is generally adjourned to one week thereafter at the same time and place, or to such other day, time and place, as our board of directors may indicate in the notice of the meeting to the shareholders. Pursuant to our articles of association, at the reconvened meeting, the meeting will take place with any number of participants present.

Resolutions

Under the Companies Law, unless otherwise provided in our articles of association or applicable law, all resolutions of the shareholders require a simple majority of the voting rights represented at the meeting, in person, by proxy or, with respect to certain resolutions, by a voting instrument, and voting on the resolution (excluding abstentions). Under Israeli law, a resolution for the voluntary winding up of the company requires the approval by the holders of 75% of the voting rights represented at the meeting, in person or by proxy and voting on the resolution (excluding abstentions). Under our articles of association, a merger shall require the approval of a special majority of the shareholders, as described below under “Merger.”

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Companies Law), our articles of association, our financial statements and any document we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Companies Law; or (ii) the approval, by the board of directors, of an action in which an office holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial or technological secret or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital (or over 90% of the issued and outstanding share capital of a certain class of shares) is required by the Companies Law to make a tender offer to all of the company’s shareholders (or all of the shareholders who hold shares of the same class) for the purchase of all of the issued and outstanding shares of the company or of a certain class. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company.

Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, provided there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private placement, that was approved by the company’s shareholders and whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror, and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or it may abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them must refrain from making a subsequent tender offer for the purchase of shares of the target company and may not effect a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders. Under our articles of association, a merger shall require the approval of 66.6% of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy or voting instrument and voting thereon, and any amendment to such provision shall require the approval of 60% of the voting rights represented at a meeting of our shareholders and voting on the matter, in person or by proxy.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger.

In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, a merging company must send a copy of the proposed merger plan to its secured creditors no later than three days after the date on which the merger proposal was submitted to the Israeli Companies Registrar. Unsecured creditors are entitled to receive notice of the merger, as provided by the regulations promulgated under the Israeli Companies Law. Upon the request of a creditor of a merging company, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. We do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of a majority of our shares represented and voting at a general meeting. Shareholders voting at such a meeting will be subject to the restrictions under the Companies Law described above in “— Ordinary Shares — Voting Rights.” Pursuant to the Israeli Securities Law, a company whose shares are traded on the TASE may not have more than one class of shares except for preferred shares which may have a dividend preference but may not have any voting rights.

Modification of Class Rights

The Companies Law and our articles of association provide that the rights of a particular class of shares may not be modified without the affirmative vote at a separate meeting of such class of a majority of shares actually participating in such class meeting.

Borrowing Powers

Pursuant to the Companies Law and our amended articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC. The nominee company to the TASE in whose name most of our outstanding shares are held of record is Mizrahi Tefahot Registration Company Ltd.

Listing

Our ordinary shares are listed on the TASE and Nasdaq Global Select Market under the symbol “KMDA.”

PLAN OF DISTRIBUTION

We may sell the ordinary shares from time to time pursuant to underwritten public offerings, “at-the-market” offerings as defined in Rule 415 at negotiated prices, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The ordinary shares may be distributed from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we sell ordinary shares covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such ordinary shares, including to the extent applicable:

●	the name or names of any underwriters, dealers or agents, if any;

●	the purchase price of the securities and the proceeds we received from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Offers to purchase the ordinary shares being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time.

If a dealer is utilized in the sale of the ordinary shares being offered by this prospectus, the ordinary shares will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the ordinary shares being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the ordinary shares, we or the purchasers of ordinary shares for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the ordinary shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by a prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship and will describe the nature of any such relationship in the prospectus supplement, naming the underwriter. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase ordinary shares as a principal, and may then resell the ordinary shares at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any Financial Industry Regulatory Authority limitations. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the ordinary shares may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. If required, the applicable prospectus supplement will describe the terms and conditions of the indemnification and contribution. Agents, underwriters and dealers, or their respective affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Our ordinary shares are traded on the Nasdaq Global Select Market and the TASE under the symbol “KMDA.” To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the ordinary shares by bidding for or purchasing ordinary shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if ordinary shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the ordinary shares at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We have estimated all amounts except the SEC registration fee.

SEC registration fee		$0*
FINRA filing fee	$	**
Transfer agent and registrar fees and expenses	$	**
Legal fees and expenses	$	**
Printing and engraving expenses	$	**
Accounting fees and expenses	$	**
Miscellaneous fees and expenses	$	**
Total	$	**

*	Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include $50,000,000 of unsold securities that were previously registered by the registrant on the expiring registration statement on Form F-3 initially filed on September 11, 2023, and declared effective on September 14, 2023 (the “Prior Registration Statement”), and were not sold thereunder. The registration fee with respect to such securities, totaling $5,510, was previously paid, and such registration fee will continue to be applied to the unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this registration statement.
**	These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the ordinary shares and certain other legal matters as to Israeli law will be passed upon for us by FISCHER (FBC & Co.), Tel Aviv, Israel. Certain legal matters as to United States law will be passed upon for us by Morrison & Foerster LLP, San Francisco, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Kamada Ltd. appearing in Kamada Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2025, and the effectiveness of Kamada Ltd.’s internal control over financial reporting as of December 31, 2025 have been audited by Kost Forer Gabbay & Kasierer, a member of EY Global, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Under the Exchange Act, we are required to file reports, including annual reports, and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, our 10% beneficial owners are exempt from the reporting requirements of Section 16(a) of the Exchange Act, and our officers, directors and 10% beneficial owners are exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information. The SEC maintains a website that contains reports and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.kamada.com. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not intended to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K we furnish to the SEC on or after the date on which this registration statement is first filed with the SEC, and until the termination or completion of that offering under this prospectus:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 11, 2026;

●	our reports on Form 6-K furnished to the SEC on January 7, 2026, March 4, 2026, March 11, 2026, March 17, 2026, March 26, 2026, March 31, 2026, May 6, 2026, May 13, 2026, June 1, 2026, June 18, 2026, July 13, 2026, July 20, 2026, August 5, 2026, August 12, 2026, August 17, 2026, and September 3, 2026; and

●	the description of our ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on May 28, 2013, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Kamada Ltd.

c/o Amir London, Chief Executive Officer

2 Holzman Street

Science Park

P.O. Box 4081
Rehovot 7670402
Tel: +972 8 9406472

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and substantially all of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or any of these persons may be difficult to collect within the United States.

We have irrevocably appointed Kamada Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Kamada Inc. is 221 River St, Hoboken, NJ 07030.

We have been informed by our legal counsel in Israel, FISCHER (FBC & Co.), that it may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws, on the grounds that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable United States law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations, legal procedures and exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Exculpation, Insurance and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in the company’s articles of association. Our articles of association include such a provision. However, we may not exculpate an office holder for an action or transaction in which a controlling shareholder or any other office holder (including an office holder who is not the office holder we have undertaken to exculpate) has a personal interest (within the meaning of the Companies Law). We may also not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder for the following liabilities, payments and expenses incurred for acts performed by him or her, as an office holder, either pursuant to an undertaking given by the company in advance of the act or following the act, provided its articles of association authorize such indemnification:

●	a monetary liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount, or according to criteria, determined by the board of directors as reasonable under the circumstances. Such undertaking shall detail the foreseen events and amount, or criteria mentioned above;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent (mens rea); and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent (mens rea).

In addition, under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, to the extent provided in the company’s articles of association:

●	a breach of a duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a monetary liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or penalty levied against the office holder.

In addition, under the Israeli Securities Law, 1968, a company may indemnify or insure an officer or director for a payment to an injured party imposed in an administrative proceeding, and for expenses (including reasonable legal fees) incurred by the office holder in connection with certain administrative proceedings, if such indemnification or insurance is permitted by the company’s articles of association. Similarly, under the Israeli Economic Competition Law, 1988 (the “Israeli Competition Law”), a company may indemnify or insure an officer or director for reasonable expenses (including reasonable legal fees) incurred as a result of a proceeding instituted under such law, if permitted by the company’s articles of association.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction); provided that we may not exculpate an office holder for an action or transaction in which a controlling shareholder or any other office holder (including an office holder who is not the office holder we have undertaken to exculpate) has a personal interest (within the meaning of the Companies Law). In addition, pursuant to an amendment to our articles of association approved by our shareholders at the annual general meeting held on December 10, 2025, our articles of association now authorize us to indemnify and insure our office holders to the fullest extent permitted under the Israeli Securities Law and the Israeli Competition Law.

We have entered into indemnification and exculpation agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Companies Law (provided that we may not exculpate an office holder for an action or transaction in which a controlling shareholder or any other office holder (including an office holder who is not the office holder we have undertaken to exculpate) has a personal interest (within the meaning of the Companies Law)) and undertaking to indemnify them to the fullest extent permitted by the Companies Law (other than indemnification for litigation expenses in connection with a monetary sanction), to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. In addition, following the amendment to our articles of association approved by our shareholders at the annual general meeting held on December 10, 2025, described above, our shareholders also approved an amendment to the indemnification and exculpation agreements with each of our current office holders to provide for indemnification to the fullest extent permitted under the Israeli Securities Law and the Israeli Competition Law. Under such agreements, the maximum aggregate amount of indemnification that we may pay to all of our office holders together is (i) for office holders who joined our company before May 31, 2013, the greater of 30% of the shareholders’ equity according to our most recent financial statements (audited or reviewed) at the time of payment and NIS 20 million, and (ii) for office holders who joined our company after May 31, 2013, 25% of the shareholders’ equity according to our most recent financial statements (audited or reviewed) at the time of payment.

We are not aware of any pending or threatened litigation or proceeding involving any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement.

4.1	Amended Articles of Association of the Registrant (incorporated by reference to Exhibit 99.2 to Form 6-K filed with the Securities and Exchange Commission on December 10, 2025).

4.2	Memorandum of Association of the Registrant, as currently in effect (as translated from Hebrew) (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on May 15, 2013).

4.3	Form of Certificate for Ordinary Shares (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on May 15, 2013).

4.4	Share Purchase Agreement dated as of January 20, 2020, by and among Kamada Ltd. and the FIMI Funds (incorporated by reference to Exhibit 99.2 to Form 6-K filed with the Securities and Exchange Commission on January 21, 2020).

4.5	Registration Rights Agreement, dated as of January 20, 2020, by and among Kamada Ltd. and the FIMI Funds (incorporated by reference to Exhibit 99.3 to Form 6-K filed with the Securities and Exchange Commission on January 21, 2020).

4.6	Share Purchase Agreement dated as of May 23, 2023, by and among Kamada Ltd. and the FIMI Funds (incorporated by reference to Exhibit 99.2 to Form 6-K/A filed with the Securities and Exchange Commission on May 24, 2023).

4.7	Registration Rights Agreement, dated as of May 23, 2023, by and among Kamada Ltd. and the FIMI Funds (incorporated by reference to Exhibit 99.3 to Form 6-K/A filed with the Securities and Exchange Commission on May 24, 2023).

5.1**	Opinion of FISCHER (FBC & Co.)

23.1**	Consent of Kost Forer Gabbay & Kasierer, Certified Public Accountants, a member of Ernst & Young Global, an independent registered public accounting firm.

23.2**	Consent of FISCHER (FBC & Co.) (included in Exhibit 5.1).

24	Power of Attorney (included in the signature page of this registration statement).

107**	Calculation of Filing Fee Tables

*	To be filed, if applicable, by post-effective amendment or incorporated by reference in connection with the offering of any ordinary shares, as appropriate.

**	Filed herewith.

Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, on September 9, 2026.

KAMADA LTD.

By:	/s/ Amir London
Amir London, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Kamada Ltd., hereby severally constitute and appoint Amir London and Chaime Orlev, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-3 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, as amended, in connection with the said registration under the Securities Act, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Amir London	Chief Executive Officer	September 9, 2026
Amir London	(Principal Executive Officer)

/s/ Chaime Orlev	Chief Financial Officer	September 9, 2026
Chaime Orlev	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lilach Asher Topilsky	Chairperson of the Board	September 9, 2026
Lilach Asher Topilsky

/s/ Uri Botzer	Director	September 9, 2026
Uri Botzer

/s/ Ishay Davidi	Director	September 9, 2026
Ishay Davidi

/s/ Prof. Benjamin Dekel	Director	September 9, 2026
Prof. Benjamin Dekel

/s/ Karnit Goldwasser	Director	September 9, 2026
Karnit Goldwasser

/s/ Assaf Itshayek	Director	September 9, 2026
Assaf Itshayek

/s/ Lilach Payorski	Director	September 9, 2026
Lilach Payorski

/s/ Leon Recanati	Director	September 9, 2026
Leon Recanati

/s/ David Tsur	Director	September 9, 2026
David Tsur

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, as amended, the undersigned, the duly authorized representative in the United States of Kamada Ltd. has signed this registration statement on September 9, 2026.

Kamada Inc.

By:	/s/ Amir London
Name:	Amir London
Title:	Director